EXHIBIT 21.01

LIST OF SUBSIDIARIES
VOCERA COMMUNICATIONS, INC.

Vocera Communications UK Ltd. (United Kingdom)
Vocera Communications Australia Pty Ltd. (Australia)
Vocera Hand-Off Communications, Inc. (Tennessee)
Vocera Canada, Ltd. (Canada)
ExperiaHealth, Inc. (Delaware)